Exhibit 5.1

[Letterhead of Covington & Burling LLP]

October 7, 2008

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Ladies & Gentlemen:

We have acted as counsel to UBS AG, a corporation organized under the laws of Switzerland (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of the Company’s Auction Rate Securities Rights, Series A-1, A-2, B-1, B-2, C-1, C-2 and G (collectively, the “ARS Rights”), relating to $21,500,000,000 in aggregate market value of various classes of auction rate certificates and auction preferred stock, pursuant to the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 7, 2008 (such registration statement is herein referred to as the “Registration Statement”).  Pursuant to General Instruction I.C. of  Form F-3, the Registration Statement will become effective upon filing with the Commission.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have also reviewed the opinion dated the date hereof, of Homburger as to certain matters under the laws of Switzerland.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Company has duly authorized, executed and delivered the ARS Rights.  We have assumed further that the Company is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power, authority and legal right to execute, deliver and perform the ARS Rights.

We have assumed further that, insofar as the law of Switzerland is concerned, the ARS Rights constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Registration Statement has become effective under the Act and the ARS Rights have been duly executed by the Company and have been duly issued and delivered as contemplated in the Registration Statement, the ARS Rights will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) restrictions upon transfers, pledges or assignment of a party’s rights; and (iv) provisions purporting to make a party’s determination conclusive.

We express no opinion as to the conclusive effect or enforceability of a foreign country judgment in a state or Federal court in the United States of America.

We are members of the bar of the State of New York.  We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Validity of the securities” in both of the prospectuses constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP